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Joy Schmitt
Corporate Communications
schmitt@genta.com
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Phase 3 Trial of Genasense® plus Chemotherapy in Patients with
Advanced Chronic Lymphocytic Leukemia Achieves Primary Endpoint

Study Results to be Presented at Annual Meeting of the American Society of Hematology

BERKELEY HEIGHTS, NJ – November 8, 2004 – Genta Incorporated (Nasdaq: GNTA) announced that the Company’s randomized Phase 3 clinical trial of Genasense® (oblimersen sodium) Injection in patient s with relapsed or refractory chronic lymphocytic leukemia (CLL) met its primary endpoint. In this study, patients who received Genasense plus chemotherapy were significantly more likely to achieve a complete or nodular partial remission compared with patients who received chemotherapy alone. As of the data cutoff date, there was no significant difference in key secondary end-points, including time-to-progression and overall survival.

Study Design, Efficacy Results and Safety

Patients were eligible for this trial if they had failed standard treatment for CLL that had included fludarabine. Two hundred forty one patients were randomized to receive standard chemotherapy with fludarabine and cyclophosphamide with or without Genasense. The primary objective of the study was to evaluate whether the addition of Genasense would increase the proportion of patients who attained major objective responses (defined as complete remission or a nodular partial remission). Analysis of study results has shown that the addition of Genasense to chemotherapy was associated with a statistically significant increase in the major objective response rate compared with the rate observed in patients who were treated with chemotherapy alone. The incidence of certain serious adverse reactions, including but not limited to nausea, fever and catheter-related complications, was increased in patients treated with Genasense. Reactions leading to death that were specific to the Genasense treatment group included single episodes of renal failure, “cytokine release reaction,” and tumor lysis syndrome.

Genta plans to discuss the feasibility of submitting a New Drug Application based on these data with the U.S. Food and Drug Administration. Study results will be presented at the annual meeting of the American Society of Hematology (ASH) in San Diego, CA, December 4-7 2004.

About Chronic Lymphocytic Leukemia

CLL is the most common form of leukemia in adults. According to the American Cancer Society, approximately 8,000 patients will be diagnosed this year, and more than 60,000 people are living with CLL in the United States. The disease arises in lymphocytes, a type of white blood cell that normally produces antibodies and serves important immune functions. Patients with CLL typically develop symptoms that may progress over a period of years, ultimately producing a generalized depression of immunity, marked increases in the size of spleen, liver and lymph nodes, and impaired production of other normal blood cells. Eventually, these problems may cause life-threatening complications, such as overwhelming infections and fatal bleeding. For more information about CLL, visit http://www.leukemia-lymphoma.org.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current treatments for CLL. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a pharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonuc leotide program, is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

Genta Forward Looking Statement

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2003.